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March 13th, 2000

Mr. David Franckowiak
4151 Dubois Blvd.
Brookfield, Illinois
60513


Dear David:

This is to confirm our agreement regarding your departure from Endorex. Your employment as Vice President/Chief Financial Officer, Treasurer and Corporate Secretary will be terminated effective at the close of business on March 31, 2000. You will continue to be paid your current base salary of $127,000 per year up to July 12, 2000. The Company will also pay you four days of unused vacation time.

You will not accrue any bonuses, vacation, personal time or other employee benefits during the severance period, except as set forth below. Should you find another position during this period, the Company will still pay you salary up to July 12, 2000.

At your request, the Company will continue your employment during the severance period or until you secure a full-time position with another company, whichever is earlier (the "Final Termination Date"). Additionally, because of your expressed interest in assisting the Company during this period, the Company will also provide you with the following benefits in exchange for your successful completion of the mutually agreed upon tasks/activities (a listing of which is attached to this letter) up to the Final Termination Date. Such assistance shall include but not be limited to your spending a minimum of 7 business days at Endorex's offices in Lake Forest during the period of March 21 to April 21, with the specific days to be mutually agreed with Frank Reid.

Benefits to be provided by Endorex (subject to the above) include:

1. A Special Performance Bonus of $6000 upon satisfactory completion of the attached activities list;

2. Continued participation in the Company's medical insurance, life and disability insurance, and 401k programs up to the Final Termination Date;

3. An office, telephone, computer and access to the Company fax machine for business use at the Company's headquarters in Lake Forest up to the Final Termination Date;

4. Continued vesting of your Oct. 21, 1997 Stock Option Grant to the next quarterly vesting period (April 21, 2000);

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According to our calculations, the number of vested share options you will have available for exercising at April 21, 2000 is as follows:

  - 10/21/97 Grant = 34,375 shares options @ $2.46875/share exercise price
  -  2/10/98 Grant = 25,000 shares options @ $6.75/share exercise price
  -  2/23/99 Grant =  4,250 shares options @ $2.00/share exercise price
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    TOTAL          = 63,625 share options

Please note that according to our stock option plan, you will have a period of 90 days after your Final Termination Date to exercise those stock options that are vested. You can exercise any of the vested portion of these stock options during this period, however, you agree not to sell any shares of Endorex stock acquired through these options prior to your Final Termination Date and while you are still an employee of the company.

You agree that we were not obligated to provide to you the payments and other consideration described in this letter (other than 4 months' severance pay). You accept the severance provisions set forth in this document, notwithstanding the provisions of paragraph 9 (C) of your employment agreement dated March 10, 1997. You further agree that your employment with the Company will irrevocably terminate at the end of the severance period and that the Company will have no obligations to you at the end of the severance period other than those specifically described in this letter. In addition, by signing this letter, you waive any and all claims, demands and causes of action, whether known or unknown, that you have or may have against Endorex, its shareholders, directors, officers, employees and agents, arising out of your association with Endorex or the termination of your employment, existing from the beginning of time to the date of this letter agreement. Such claims, demands and causes of action include, but are not limited to, claims for wrongful termination, employment discrimination or harassment, wage claims, claims involving stock options or securities laws, tort claims, fraud claims, contract claims, equitable claims or any other claims relating to your employment with Endorex.

Please confirm your agreement to these terms by signing below.

Sincerely,


/s/ Michael S. Rosen
Michael S. Rosen
President/CEO
Endorex Corporation                             Agreed by:

                                                /s/ David Franckowiak
                                                David Franckowiak


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